Exhibit 1
AMENDMENT NO. 2 TO
RIGHTS AGREEMENT
     Amendment No. 2 to Rights Agreement (“Second Amendment”) dated as of October 30, 2008, between GMX Resources Inc., an Oklahoma corporation (the “Company”), and Computershare Trust Company, N.A, as successor rights agent to UMB Bank, n.a., as Rights Agent (the “Rights Agent”).
     A. The Company and the Rights Agent’s predecessor previously entered into that certain Rights Agreement dated as of May 17, 2005.
     B. The Company and the Rights Agent entered into Amendment No. 1 to the Rights Agreement effective February 1, 2008 (hereinafter the “Rights Agreement”);
     C. The Board of Directors of the Company has determined that it is advisable and in the best interests of the Company to amend the Rights Agreement in order to change the definition of the term “Acquiring Person” set forth in Section 1(a) of the Rights Agreement and to make certain other conforming changes to the Rights Agreement.
     D. The Company has delivered to the Rights Agent a duly executed certificate from an appropriate officer of the Company stating that the amendment to the Rights Agreement set forth below is in compliance with the terms of Section 27 of the Rights Agreement.
     Accordingly, in consideration of the premises, the parties hereby agree as follows:
     1. Amendments to Rights Agreement.
(a)	Amendment to Section 1. All references to “29%” in the definition of the term “Acquiring Person” in Section 1(a) of the Rights Agreement are hereby deleted and replaced with “20%”. In addition, the reference to “29%”) in the definition of the term “Exempt Person” in Section 1(l) of the Rights Agreement shall be deleted and replaced with “20%”.

(b)	Amendment to Section 2. Section 2 of the Rights Agreement is hereby amended as follows:
(i) to delete the following language from the first sentence thereof: “and the holders of the Rights (who, in accordance with Section 3 hereof, shall prior to the Distribution Date also be the holders of Common Stock)”; and
(ii) to add the following language at the end of the last sentence thereof: “, upon ten (10) days’ prior written notice to the Rights Agent. The Rights Agent shall have no duty to supervise, and shall in no event be liable for, the acts or omissions of any such co-Rights Agent.”

(c)	Amendment to Section 5. The second sentence of Section 5 of the Rights Agreement is hereby amended by deleting the word “manually” in its entirety and by inserting the language, “, either manually or by facsimile signature,” after the word “countersigned”.

(d)	Amendment to Section 21. Section 21 of the Rights Agreement is hereby amended as follows:
(i) to insert the following new sentence after the existing first sentence thereof:
“In the event the transfer agency relationship in effect between the Company and the Rights Agent terminates, the Rights Agent will be deemed to have resigned automatically and be discharged from its duties under this Agreement as of the effective date of such termination, and the Company shall be responsible for sending any required notice.”; and
(ii) to insert the term “, including that of its Affiliates,” after the term “50 million”.
(e)	Amendment to Section 26. Section 26 of the Rights Agreement is hereby amended as follows:
(i) to insert the term “overnight delivery service or registered, certified or” in the first sentence thereof after the term, “sent by” and before the term, “first-class”;
(ii) to insert the term “overnight delivery service or first class or” in the second sentence thereof after the term, “sent by” and before the term, “registered”; and
(iii) to insert the following new Rights Agent address information:
Computershare Trust Company, N.A.
114 West 11th Street, Suite 150
Kansas City, Missouri 64105
Attention: Client Services
(f)	Amendment to Rights Agreement.. The Rights Agreement is hereby amended to add the following new Section 35 as follows:
Section 35. Force Majeure. Notwithstanding anything to the contrary contained herein, the Rights Agent shall not be liable for any delays or failures in performance resulting from acts beyond its reasonable control including, without limitation, acts of God, terrorist acts, shortage of supply, breakdowns or malfunctions, interruptions or malfunction of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war, or civil unrest.
     2. No Other Amendments. Except as specifically provided in this Second Amendment, the provisions of the Rights Agreement shall continue in force and effect in their entirety.
     3. Counterpart Execution. This Second Amendment may be executed in multiple counterparts (including by means of facsimile or other electronic media), each of which shall for all purposes be deemed to be an original, and all of which shall together constitute but one and the same instrument.
Signature page follows this page.

     IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be duly executed and attested, all as of the day and year first above written.

GMX RESOURCES INC., an Oklahoma corporation
By:	/s/ Ken L. Kenworthy, Jr.
Ken L. Kenworthy, Jr.
Chief Executive Officer

COMPUTERSHARE TRUST COMPANY, N.A, as Rights Agent
By:	/s/ Robert Buckley
Name:	Robert Buckley
Title:	SVP Investor Services

CERTIFICATE OF GMX RESOURCES INC.
     The undersigned Chief Financial Officer of GMX Resources Inc., an Oklahoma corporation (the “Company”), hereby certifies to Computershare Trust Company, N.A, as successor to UMB Bank, n.a., as Rights Agent, that the amendments to that certain Rights Agreement between the Company and the Rights Agent dated May 17, 2005, as amended February 1, 2008 (the “Rights Agreement”), described in that certain Amendment No. 2 to Rights Agreement executed on behalf of the Company and attached hereto are in compliance with the terms of Section 27 of the Rights Agreement.

/s/ James A. Merrill
James A. Merrill
Chief Financial Officer